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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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           Rule 14a-6(e)(2))
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     [X]   Soliciting Material Under Rule 14a-12


                          NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: July 15, 2002


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Press Release

SOURCE: C. Robert Coates

C. Robert Coates Asks Northfield Labs' CEO and Directors to Focus on Increasing Share Price

Lake Forest, IL, July 15 -- C. Robert Coates said, "Northfield Labs (NASDAQ:
NFLD) stock sold for over $20 less than a year ago. Now it is stuck near its 52-week low of $3.20."

"We think that Northfield's CEO and directors can immediately take action to increase the share price. People buy stocks primarily to make money, not to plaster them on their wall some day. Northfield's investors see an opportunity to make huge returns on their money and to save lives with Polyheme. That's why so many of them have held their shares for so long."

"Dick DeWoskin and the directors need to stop the misleading and incomplete disclosure that has characterized this company for the last five years or more. Northfield's press release on July 11 is just one more example of this."

"Northfield filed this press release with the SEC, so Northfield's CEO Dick DeWoskin and his attorneys no doubt scrutinized it with the same care they applied to the company's filing with the FDA."

"Unfortunately, DeWoskin's brief press release contains so many inaccuracies and innuendos that they can not all be addressed in one place. DeWoskin's press release incorrectly states that we 'threatened and abandoned' proxy contests in 2000 and 2001."

"He also calls into question our credentials and the accuracy of our press releases by saying: 'Northfield does not intend to comment on the accuracy or substance of the statements made by the dissident Coates or the quality of his credentials with respect to a directorship on Northfield's board' 'until the nominating committee and the board make their final determination regarding nominations....'"

"DeWoskin also provides misleading statements about the nominating committee."

"We plan to address each of these misleading statements in a filing with the SEC and make that filing readily available to Northfield's shareholders."

"We ask Dick DeWoskin and the directors to join with us in finding a major pharmaceutical company to partner with Northfield. This pharmaceutical company would provide the money and the management talent needed to complete the filing with the FDA and gain approval."

"In order to attract a major pharmaceutical company, DeWoskin will need to transition his duties to a new CEO. In addition, several of the current directors who have no obvious reason to continue serving on the board will need to resign. These directors include Jack Olshansky, David Savner and Bruce Chelberg. Or the board can simply add more directors as is permitted by the company's bylaws."

"In the mean time, DeWoskin and the directors can start by disclosing material information to shareholders including the FDA rejection letter and progress by Northfield in completing its BLA. This will immediately benefit the shareholders. The only reason not to disclose this information is that it may cost DeWoskin and several of the directors their jobs at Northfield Labs."

If you are a shareholder and have any comments, suggestions or questions, please call Simon Goldberg of The RobertCoates Group at 1-800-295-0841, extension 240 or email us at sgoldberg@rcoates.com.

SOURCE: C. Robert Coates